Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-254885

July 23, 2021

PROSPECTUS SUPPLEMENT NO. 3

ARRIVAL

20,112,493 ORDINARY SHARES and

573,798,878 ORDINARY SHARES

This prospectus supplement amends the prospectus dated June 17, 2021, as supplemented on June 21, 2021 and July 1, 2021 (the “Prospectus”) of Arrival, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (the “Company”), that relates to the (i) issuance of up to 20,112,493 ordinary shares with a nominal value of €0.10 of the Company (the “Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 per Ordinary Share and (ii) resale of up to 573,798,878 Ordinary Shares by the Selling Securityholders (as defined in the Prospectus) identified in the Prospectus, as amended and supplemented from time to time.

This prospectus supplement is being filed to include the information set forth in our Report on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2021, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The Ordinary Shares are listed on the Nasdaq Stock Market (the “Nasdaq”) under the ticker symbol “ARVL.” The closing sale price on the Nasdaq for the Ordinary Shares on July 22, 2021 was $14.00 per share.

Investing in the Ordinary Shares involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is July 23, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2021

Commission File Number: 001-40286

Arrival

(Translation of registrant’s name in English)

1, rue Peternelchen

L-2370 Howald,

Grand Duchy of Luxembourg

+352 621 266 815

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒                 Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant’s “home country”), or under the rules of the home country exchange on which the registrant’s securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant’s security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

Completion of Warrant Redemption

On June 18, 2021, Arrival (the “Company”) issued a press release announcing the redemption of all of its outstanding public warrants (the “Public Warrants”) for $0.01 per warrant on July 19, 2021 pursuant to the terms of that certain Warrant Agreement dated as of December 12, 2019 by and between CIIG Merger Corp. (“CIIG”) and Continental Stock Transfer & Trust Company, as warrant agent, which was assumed by the Company in connection with the business combination between CIIG, the Company and ARSNL Merger Sub Inc.

On July 21, 2021, the Company completed the redemption of 711,536 outstanding Public Warrants for $0.01 per warrant. Prior to the redemption and since the Company’s announcement on June 18, 2021, the Company had received approximately $140.6 million of cash proceeds resulting from the exercise of 12,225,957 outstanding Public Warrants. Each Public Warrant was exercisable for one of the Company’s ordinary shares at an exercise price of $11.50 per share. In addition, since June 18, 2021, 4,783,334 private warrants were exercised on a cashless basis resulting in the issuance of 2,048,117 ordinary shares of the Company. The Company currently has 620,431,341 ordinary shares outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARRIVAL

By:	/s/ Denis Sverdlov
Name:	Denis Sverdlov
Title:	Chief Executive Officer

Dated: July 23, 2021